Exhibit 99

News Release

For Immediate Release January 23, 2009	Contact:	Stacy Frole	(419) 627-2227

CEDAR FAIR DECLARES FOURTH QUARTER CASH DISTRIBUTION

SANDUSKY, OHIO, January 23, 2009 — Cedar Fair Entertainment Company (NYSE: FUN), a leader in regional amusement parks, water parks and active entertainment, today announced the declaration of a regular quarterly cash distribution of $0.48 per limited-partner unit, representing an annualized distribution rate of $1.92 per unit. The distribution will be paid on February 17, 2009 to holders of record February 4, 2009.

“As we enter 2009 it is apparent we will face many of the same market challenges we faced during 2008,” said Dick Kinzel, Cedar Fair’s chairman, president and chief executive officer. “In light of the weak economy and uncertain credit environment, we are considering alternatives to reduce the Company’s debt levels and better position the Company for future growth. One such alternative includes reconsidering the Company’s distribution policy based on its overall long-term capital structure objectives. We will complete this evaluation in the near future and will not make any decisions on the level of future distributions until that review is completed and reviewed by the board.”

Kinzel concluded by noting the company plans to issue a news release announcing its 2008 fourth quarter and full year earnings results before market hours on Thursday, February 12, 2009. The company will then host a conference call with analysts at 10:00 a.m. Eastern Time, which will be web cast live in “listen only” mode via the Cedar Fair web site (www.cedarfair.com). It will also be available for replay starting at approximately 1:00 p.m. ET, Thursday, February 12, 2009, until 11:59 p.m. ET, Thursday, February 26, 2009. In order to access the replay of the earnings call, please dial 1-800-406-7325 followed by the access code 3963219.

Cedar Fair Entertainment Company – One Cedar Point Drive, Sandusky, Ohio 44870-5259    419-627-2233

Cedar Fair, L.P. Declares Fourth Quarter Cash Distribution

January 23, 2009

Cedar Fair is a publicly traded partnership headquartered in Sandusky, Ohio, and one of the largest regional amusement-resort operators in the world. The company owns and operates 11 amusement parks, six outdoor water parks, one indoor water park and five hotels. Amusement parks in the company’s northern region include two in Ohio: Cedar Point, consistently voted “Best Amusement Park in the World” in Amusement Today polls; and Kings Island; as well as Canada’s Wonderland, near Toronto; Dorney Park, PA; Valleyfair, MN; and Michigan’s Adventure, MI. In the southern region are Kings Dominion, VA; Carowinds, NC; and Worlds of Fun, MO. Western parks in California include: Knott’s Berry Farm; Great America; and Gilroy Gardens, which is managed under contract.

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This news release and prior releases are available online at www.cedarfair.com.

Cedar Fair Entertainment Company – One Cedar Point Drive, Sandusky, Ohio 44870-5259    419-627-2233